Exhibit 99.3

Feldman Financial Advisors, Inc.
1001 CONNECTICUT AVENUE, NW ● SUITE 840
WASHINGTON, DC 20036
(202) 467-6862 ● FAX (202) 467-6963

March 15, 2010

Boards of Directors
ViewPoint MHC
ViewPoint Financial Group
1309 West 15th Street
Plano, Texas  75075

Members of the Board:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of ViewPoint Bank (the “Bank”), pursuant to the Amended and Restated Plan of Conversion and Reorganization (the “Plan”) adopted by the Board of Directors of ViewPoint MHC and ViewPoint Financial Group (the “Company”), do not have any ascertainable market value at the time of distribution or at the time the rights are exercised in the subscription offering.

In connection with the Plan, ViewPoint MHC will convert from the mutual to stock form of organization.  ViewPoint MHC will be merged into the Company and ViewPoint MHC will no longer exist.  The Company will be succeeded by a new Maryland corporation named ViewPoint Financial Group, Inc. (“New ViewPoint”).  Pursuant to the Plan, the ownership interest of Viewpoint MHC in the Company will be offered for sale in the offering by New ViewPoint.  When the conversion is completed, all of the outstanding common stock of the Bank will be owned by New ViewPoint, and all of the outstanding common stock of New ViewPoint will be owned by public shareholders.

In accordance with the Plan, subscription rights to purchase shares of common stock in New ViewPoint will be offered to eligible account holders, tax-qualified employee stock benefit plans, supplemental eligible account holders, and other members.  Any shares of common stock that remain unsubscribed for in the subscription offering will be offered for sale to members of the general public in the community and syndicated offerings.

Our opinion is based on the fact that the subscription rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase shares of common stock at a price equal to its estimated pro forma market value, which will be the same price at which any unsubscribed shares will be purchased in the community and syndicated offerings.

Sincerely,

/s/ Feldman Financial Advisors, Inc.

Feldman Financial Advisors, Inc.